UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2005

Cellegy Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Byberry Road, Building 13 Huntingdon Valley, Pennsylvania	19006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 914-0900

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Cellegy Pharmaceuticals, Inc. (the “Company”) has received a notice from the Listing Qualifications Panel of the Nasdaq Stock Market indicating that the Company’s common stock will be delisted from the Nasdaq SmallCap Market, effective at the opening of business on December 29, 2005. The delisting from the Nasdaq Stock Market is due to the Company not currently satisfying the $35 million market capitalization requirement of Nasdaq Marketplace Rule 4310(c)(2)(B)(ii) for continued listing on the Nasdaq SmallCap Market. Furthermore, the Company does not comply with alternative standards for continued listing on the Nasdaq SmallCap Market in Marketplace Rule 4310(c)(2)(B)(i) or Marketplace Rule 4310(c)(2)(B)(iii), which require minimum stockholders’ equity of $2,500,000 or net income from continuing operations of $500,000 in the most recent completed fiscal year or in the last three most recent completed fiscal years. The Company has determined not to request a review of the Panel’s determination.

The Company anticipates that after December 29, 2005, the Company’s common stock will be eligible for trading on the OTC Bulletin Board, once one or more market-makers commence trading of the common stock on the Bulletin Board and other required procedures are completed.

A copy of the Company’s press release relating to the above matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release dated December 23, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: December 23, 2005	By:	/s/ Robert J. Caso
Robert J. Caso
Title Vice President, Finance
(Duly Authorized Officer)